Strictly Private and Confidential

DATE: SEPTEMBER 26, 2011

PAN AMERICAN GOLDFIELDS LTD.

SUNBURST MINING DE MEXICO S.A. DE C.V.

MINERA RIO TINTO, S.A. DE C.V.

and

MARJE MINERALS S.A.

AMENDED AND RESTATED DEVELOPMENT AGREEMENT

Project for mineral exploration and development in the Cieneguita Project

AMENDED AND RESTATED DEVELOPMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) made as of the 26th day of September 2011 is entered into by and between:

1)

PAN AMERICAN GOLDFIELDS LTD., a Delaware corporation (“Pan American”).

2)

SUNBURST MINING DE MEXICO S.A. DE C.V., an entity organized under the laws of the United Mexican States (“Sunburst”).

3)

MINERA RIO TINTO, S.A. DE C.V., an entity organized under the laws of the United Mexican States (“MRT”).

4)

MARJE MINERALS S.A., an entity organized under the laws of the United Mexican States (“Marje Minerals”).

Pan American, Sunburst, MRT and Marje Minerals are each sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

A.

Corporativo Minero S.A. granted certain mining concessions (the “License”) to MRT with respect to 822 hectacres of property located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua, Mexico (the “Property”).

B.

MRT assigned the License to Sunburst, a wholly owned subsidiary of Pan American.

C.

On February 6, 2009, Pan American, Sunburst and MRT entered into a Development Agreement in respect of the Property in connection with minerals exploration and development under the License (“Development Agreement”).

D.

On December 23, 2009, (i) Pan American, Sunburst and MRT amended the Development Agreement and added Marje Minerals as a party to the Development Agreement, (ii) Pan American, Sunburst, MRT and Marje Minerals entered into a Restructuring Agreement, and (iii) Pan American, Marje Minerals and the investors named therein entered into an Acknowledgment and Agreement, in each case, among other things, to reflect the new economic interests of the Parties in respect of the Property (collectively, the “Original Agreements”).

E.

Subject to the terms and conditions of the Original Agreements, the economic interests of the Parties in respect of the Property prior to the date hereof are as follows:

Holder	Ownership %	Net Cash Flow Interest -First 15 Meters	Net Cash Flow Interest - After First 15 Meters
MRT	54%	74%	54%
Marje Minerals	6%	6%	6%
Pan American	40%	20%	40%

F.

The Parties seek to enter into this Agreement to, among other things, amend and restate the Original Agreements and restructure the economic interests and obligations of the Parties in respect of the Property.

G.

Sunburst will form an entity organized under the laws of the United Mexican States (the “Project Company”) for the purpose of developing the Project and will assign the License to the Project Company.

In consideration of the mutual covenants and promises contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1.   DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated below:

“AAA” shall have the meaning given that term in Section 14.1.

“Acceptance Period” shall have the meaning set forth in Section 3.3.2.

“Acknowledgment and Agreement” means the Acknowledgement and Agreement, dated as of the date hereof, by and among Pan American, Sunburst, MRT and Corporativo Minero, S.A. de C.V.

“Additional Contribution” shall have the meaning given that term in Section 7.1.

“Affiliate” shall mean, with respect to any Person, any other Person that (a) owns or controls the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person, where “own” means ownership of more than 50% of the equity interests or rights to distributions on account of equity of the Person and “control” means the power to direct the management or policies of the Person through holding of voting securities or participation interest, contract, voting trust or otherwise.

“Annual Program and Budget” shall mean the program of works and budget for each calendar year of operation of the Project Company developed and adopted in accordance with rules and provisions set forth herein.

          "Approved Transaction” shall have the meaning given that term in Section 3.5.

“Arbitration Panel” shall have the meaning given that term in Section 14.2.

“Area of Interest” means the License Area, and the area within five (5) kilometers outside of its boundaries.

“Bankruptcy Action” shall mean any of the following actions with respect to a relevant Person: (a) the commencement by it of a voluntary case under any bankruptcy, insolvency, or other similar law (as now or hereafter in effect) of any jurisdiction, (b) the seeking by it of the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, (c) the consenting by it to any relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, (d) the making by it of a general assignment for the benefit of creditors, (e) the commencement against it of an involuntary case under any bankruptcy, insolvency, or other similar law (as now or hereinafter in effect) of any jurisdiction, seeking liquidation, reorganization or other relief with respect to it or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, such involuntary case remaining undismissed or unstayed for a period of thirty (30) Days, (f) an adjudication that it is bankrupt or insolvent, or the entry of an order for relief under applicable bankruptcy law, or (g) the taking by it of any corporate action to authorize, or in furtherance of, any of the foregoing.

“Board” shall have the meaning set forth in Section 3.3.2.

“Business Day” shall mean a day (other than Saturday or Sunday) on which banks are open for business in Chihuahua, Mexico.

“Change of Control” shall mean a transfer of more than fifty percent (50%), or a lesser percentage that in addition to the existing percentage held by such third party transferee exceeds fifty percent (50%), of the equity or ownership interest, or other means of control, of a Party, directly or indirectly, through one or more intermediaries, to a third party transferee that is not an Affiliate of such Party and “control” means the power to direct the management or policies of the person through holding of voting securities or participation interest, contract, voting trust or otherwise.

“Claimant” shall have the meaning given that term in Section 14.2.

“Confidential Information” shall have the meaning given that term in Section 13.1.

“Corporate Documents” shall mean in respect of the Project Company its Charter and internal regulations and resolutions duly adopted in accordance with applicable law.

“Day” shall mean a calendar day.

“Debt Assumption and Release Agreement” means the Debt Assumption and Release Agreement, dated as of the date hereof, by and among Pan American, Marje Minerals, MRT, Mario Ayub and Robert Knight.

            “Default Cure Payment” shall have the meaning given that term in Section 8.2.1.

“Default Remedy Notice” shall have the meaning given that term in Section 8.2.

“Default Notice” shall have the meaning given that term in Section 8.1.

“Defaulting Party” shall have the meaning given that term in Section 8.1.

“Defendant” shall have the meaning given that term in Section 14.2.

“Development Documentation” shall have the meaning given that term in Section 6.1.

“Development Feasibility Study” shall mean a study prepared by an international engineering firm within the standard practices of the international mining industry in accordance with Good Mining Practice, which contains a detailed examination of the feasibility of bringing a deposit of Minerals in the License Area into commercial production by the establishment of a mine, and which includes a review of all relevant issues related thereto, a statement of the ore reserves, a description of the nature and scale of the proposed operation, an estimate of the construction and production costs and a timetable for construction, and which is in form and substance appropriate for presentation to a bank or other financial institution from which financing may potentially be sought for the Project.

“Development Program and Budget” shall mean the program of works and budget for conduct by the Project Company of development and commercial production of Mineral Products in accordance with the Development Feasibility Study.

“Diluted Interest” shall have the meaning given that term in Section 8.2.1.

“Dilution” shall have the meaning given that term in Section 8.2.1.

“Disposition” shall have the meaning given that term in Section 3.5.

“Drag Along Member” shall have the meaning given that term in Section 3.5.

“Effective Date” shall be the date hereof.

“Encumbrance” shall mean any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

“Evaluator” shall have the meaning given that term in Section 3.3.4.

“Exploration Stage” shall mean the period starting on the Effective Date and ending on the date of approval of the Development Documentation.

“First Development Annual Program and Budget” means the Annual Program and Budget in respect of the first calendar year following the year in which the approval of the Development Documentation occurs.

           “First 15 Meters” means the first 15 meters of depth below the surface of the Property in the area comprised between coordinates 795100E to 795250E and 3004520N to 3004400N to an elevation 2059, as shown in Schedule A (the parties will act in good faith to prepare a Schedule A acceptable to MRT and Pan American). The remainder of the deposit below the First 15 Meters shall be determined based upon the current surface level.  For such purpose, a survey shall be carried out in order to establish current elevation in the Property.

“First 15 Meters of Production” means the development and commercial production of Mineral Products from the First 15 Meters during the First 15 Meters of Production Period.

“First 15 Meters of Production Period” means the period from the date of the Original Agreements through and including December 31, 2012, unless terminated sooner by MRT.

“First Refusal Party’s Interests” shall have the meaning set forth in Section 3.3.1.

“Funding Default” shall have the meaning set forth in Section 7.2.

“Grace Period” shall have the meaning given that term in Section 8.1.

“Good Mining Practice” shall mean those practices, methods, techniques, and standards, as changed from time to time, that are generally employed by first tier companies engaged in mining and accepted for use in the international mining industry, including with respect to the design, engineering, construction, testing, installation, operation, and maintenance of materials, equipment, earthworks, roads, buildings and other mining and related facilities and infrastructure.

“Indemnified Party” shall have the meaning given in Section 11.1.

“Indemnifying Party” shall have the meaning given in Section 11.1.

“Initial Contributions” shall have the meaning given in Section 7.1.

“LIBOR” shall mean, in relation to any amount under this Agreement, the rate appearing on the appropriate page of the Reuters Screen (or such other page or service as may replace it for the purpose of displaying London interbank offered rates of leading reference banks) at approximately 11:00 a.m. London time on the relevant date, as the one month LIBOR rate for United States Dollar deposits approximately equal in amount to the item with respect to which interest is to be calculated under this Agreement; provided that, in the event that such screen rate is not available for the currency or period of such deposit at such time for any reason, “LIBOR” shall be the one month LIBOR rate (rounded upwards four (4) decimal places) at which United States Dollar deposits approximately equal in amount to the item with respect to which interest is to be calculated under this Agreement are offered in immediately available funds to Citigroup by the proposed London offices of three (3) leading banks in the London interbank market at approximately 11:00 am, London time on the relevant date (or as soon thereafter as possible).

“License” shall have the meaning given that term in Recitals.

“Management Committee” shall have the meaning given that term in Section 4.1.

            “Managing Member” shall have the meaning given that term in Section 4.1.1.

“Marje Minerals” shall have the meaning given that term in the preamble.

“Member” shall have the meaning given that term in Section 4.1.1.

“Minerals” means metals, ores or concentrates, or metals derived from the ores or concentrates, containing valuable materials (including gold) and which are found in the License Area.

“Mineral Products” shall mean the Minerals produced by the Project Company in the form which the Parties shall agree to be appropriate for marketing without further processing.

“MRT” shall have the meaning given that term in the preamble.

“Net Cash Flow” for any period shall mean cash flows distributable to the parties calculated as follows: (i) the gross receipts and revenue from all operations of the Project during such period, minus (ii) necessary or reasonable operating expenses incurred during such period in connection with operating the Project and maintaining the Property, including for avoidance of doubt, a deduction of applicable taxes, royalties or other charges against revenue.

“Net Cash Flow Interest” shall mean a Party’s respective pro rata interest in the Net Cash Flow.

“Non-Defaulting Party” shall have the meaning given that term in Section 8.1.

“Non-Quitting Party” shall have the meaning given that term in Section 6.3.1.

 “Notice” shall have the meaning given that term in Section 15.1.

“Offer” shall have the meaning set forth in Section 3.3.1.

“Offeror Party” shall have the meaning set forth in Section 3.3.1.

“Organizational Structure” shall mean the Management Committee, General Director and First 15 Meters Production Director and description of their subordination and coordination structure and scope of their duties, rights and authorities, and which shall be established as set forth herein.

“Other Owners” shall have the meaning given that term in Section 3.5.

“Ownership Interest” shall mean, in respect of a Party, the portion, expressed in percent, of all outstanding and issued capital of the Project Company owned by such Party.  The initial Ownership Interest is set forth in Section 2.5.1, and is subject to adjustment as provided herein.

“Pan American” shall have the meaning given that term in the preamble.

“Participating Party” shall have the meaning given that term in Section 6.3.

            “Party” shall have the meaning given that term in the preamble.

“Person” shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, business trust, or other entity or association, including any governmental, administrative, judicial or other official body or agency.

“Programs and Budgets” shall mean the Development Program and Budget and each of the Annual Program and Budgets.

“Project” shall have the meaning given that term in Section 2.1.

“Project Company” shall have the meaning given that term in the Preamble.

“Property” shall have the meaning given that term in the Recitals.

“Purchase Agreement” means the Stock Purchase Agreement, dated as of the date hereof, by and among Pan American and Marje Minerals.

“Purchase Notice” shall have the meaning set forth in Section 3.3.2.

“Quitting Party” shall have the meaning given that term in Section 6.3.1.

“Quitting Dilution” shall have the meaning given that term in Section 6.3.1.

“Quitting Diluted Interest” shall have the meaning given that term in Section 6.3.1.

“Related Persons” shall have the meaning given that term in Section 5.4.

“Release” shall have the meaning given that term in Section 13.3.

“Regulated Party” means a Party who is required by applicable law or regulation to make a Release.

“Remaining Party” shall have the meaning set forth in Section 3.3.1.

“Representatives” in respect of each Party shall mean such Party’s employees, affiliates, officers, directors, partners, members, managers, agents, advisors or authorized representatives.

“Restructuring Agreements” means, collectively, this Agreement, the Acknowledgement and Agreement, the Purchase Agreement and the Debt Assumption and Release Agreement.

“Right of First Refusal Purchase Option” shall have the meaning set forth in Section 3.3.2.

“Rules” shall have the meaning given that term in Section 14.1.

“Sale Price” shall have the meaning set forth in Section 3.3.1.

            “Seller’s Notice” shall have the meaning set forth in Section 3.3.1.

“Sunburst” shall have the meaning given that term in the preamble.

“Tag Along Member” shall have the meaning given that term in Section 3.6.

“Tax Authority” means any governmental or regulatory authority or other authority anywhere in the world competent to impose or collect any taxes and duties.

“Tax Liabilities” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring filing) imposed by any Tax Authority, all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Transfer” shall mean all transactions, with or without consideration, resulting in immediate or future conveyance, by way of sale, assignment, hypothecation, pledge, establishing any Encumbrance, rights offering, or otherwise, of full, nominee, or beneficiary title to any shares or any interest therein whether direct or indirect.

“Third Party Transferee” shall have the meaning set forth in Section 3.3.1.

“Third Person” shall mean any Person other than a Party or a Party’s Affiliate.

“Valuation Dispute Notice” shall have the meaning given that term in Section 3.3.4.

“Withdrawal Notice” shall have the meaning given that term in Section 6.2.

1.2 Interpretation.  Unless otherwise provided herein:

1.2.1 All references to “Articles”, “Sections” and “Recitals” are to Articles and Sections and Recitals of this Agreement, and all references to “Schedules” are to schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes.

1.2.2 References to any gender include all others if applicable in the context.

1.2.3 Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa.

1.2.4 All uses of “include” or “including” mean without limitation.

1.2.5 References to a law, rule, regulation, contract, agreement, or other document mean that law, rule, regulation, contract, agreement, or document as amended, modified, or supplemented, if applicable.

1.2.6 Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable meaning when used as a different part of speech, such as the verb form of that word.

1.2.7 References to any “person” include any corporation, firm, company, partnership, trust, individual, association, government, state or agency of a state, and other entity whether or not a separate legal entity and shall include their successors.

1.2.8 References to any document “in the agreed form” shall mean that such form has been agreed between the parties, incorporating the principles relevant to that document set out in this Agreement, and initialed for identification purposes by the Parties.

1.2.9 Unless otherwise stated, references to time shall be deemed to be references to U.S. Pacific Standard time and events stated or deemed to occur upon, or actions required to be performed by, any given date shall be deemed to occur at, or must be performed before, 5:00 p.m. on the specified date.

ARTICLE 2.   SCOPE OF PROJECT AND PARTICIPATION

2.1 Project Scope. The Parties agree to cooperate in the manner and on the terms and conditions set forth herein and, through the Project Company, to undertake prospecting, exploration and development of ore fields and financing and construction in the License Area, and the extraction, processing and/or sale of Mineral Products and performance of all associated activities and operations (the “Project”).

2.2 Management of Project.  The Parties agree and confirm that, unless otherwise set forth in this Agreement or otherwise agreed by the Parties in writing, the Parties will conduct management, financing and associated operations in respect of the Project Company and the Project as set forth herein, and distribute or otherwise apply the Net Cash Flow generated by the Project in the manner and on the conditions set forth herein or otherwise agreed by the Parties pursuant hereto.

2.3 Purpose of the Project Company. The Parties agree and confirm that the purpose of the establishment and operation of the Project Company is to hold and maintain the Licenses and all the rights and privileges thereto appertaining, to implement the Project in accordance with the terms of this Agreement, the budgets, work programs, resolutions, and other instructive documentation issued, approved, authorized or otherwise adopted by the Parties consistently with the terms hereof, and deliver all proceeds deriving from the Project to the Project Company for further distribution or such other application as may be agreed by the Parties.

2.4 Participation in the Project. The Parties hereby agree and confirm that, unless otherwise expressly stated herein or agreed by the Parties in writing, each Party shall participate in the Project exclusively through holding of such Party’s Ownership Interest and through exercise and enjoyment of the rights, authorities, and privileges provided by such Ownership Interest and performance of obligations and bearing liabilities attributable to such Ownership Interest pursuant hereto and the Corporate Documents of the Project Company, provided, however, that this Section 2.4 shall not prohibit or prevent an Affiliate of a Party from contracting with Project Company so long as such contracting is in compliance with the requirements of this Agreement, the Corporate Documents, and the decisions of the Management Committee.

2.5  Initial Ownership Interests and Net Cash Flow Interests.

2.5.1 As of the Effective Date, the parties acknowledge and agree that the Ownership Interests and the Net Cash Flow Interests held by the Parties are as follows:

Holder	Ownership Interest	Net Cash Flow Interest – First 15 Meters*	Net Cash Flow Interest – After First 15 Meters
MRT	20%	74%	20%
Marje Minerals	0%	6%	0%
Pan American	80%	20%	80%

*Net Cash Flow Interests apply only during the First 15 Meters of Production Period.  Following the First 15 Meters of Production Period, Net Cash Flow shall be distributed in accordance with Ownership Interests.

2.5.2 Notwithstanding Section 2.5.1, prior to the expiration of the First 15 Meters of Production Period, MRT may engage in additional development and mining activities below the First 15 Meters, provided (i) MRT provides Pan American with reasonable detail in writing of its development and mining plans prior to engaging in any activities below the First 15 Meters and on a quarterly basis thereafter, and (ii) except for works carried out within the area comprised from elevation 2059 to 2047 as shown in Schedule B (the parties will act in good faith to prepare a Schedule B acceptable to MRT and Pan American) , Pan American approves such development and mining plans in writing within ten (10) Days following MRT’s submission of the plans to Pan American.  In the event Pan American approves MRT’s development and mining plans, Net Cash Flow with respect to MRT’s activities below the First 15 Meters (including the areas shown on Schedule B) shall be distributed as follows:

Holder	Net Cash Flow Interests – First 120,000 tons of Mineral Product (below the First 15 Meters)	Net Cash Flow Interests – Thereafter
MRT	54%	20%
Marje Minerals	6%	6%
Pan American	40%	74%

2.6 Change of the Initial Ownership Interest or Net Cash Flow Interest. Unless specified in the Restructuring Agreements or otherwise agreed by the applicable Parties in writing, Ownership Interests or Net Cash Flow Interests of a Party may change only as a result of Dilution under Section 8.2, an Offset under Section 9.4 or a Transfer, which shall be subject to the terms and conditions set for herein.

ARTICLE 3.   TRANSFERS

3.1 Limitation on Transfers. Except to the extent specifically permitted or required by this Agreement (and subject always to Section 3.4), no Party will Transfer such Party’s Ownership Interest or any part thereof without a prior written consent of the other Party (such consent to be entirely within the discretion of such Party).

3.2 Change of Control. Any Change of Control in respect of a Party may be undertaken without the prior consent of the other Party, if:

3.2.1 the Person acquiring control in respect of the Party is creditworthy and has sufficient funds available to meet funding obligations hereunder;

3.2.2 the said Person has sufficient technical capabilities, knowledge, skills, personnel and meet other criteria as may be reasonably necessary to participate in the management of the Project Company in accordance herewith; and

3.2.3 such Change of Control is effected in full compliance with Section 3.4 hereof.

Notwithstanding the foregoing, a Change of Control shall be deemed a Transfer of such Party’s Ownership Interest for purposes of this Agreement and subject to Section 3.3 below.

3.3 Right of First Refusal.

3.3.1 Third Party Offer.  Transfers of a Party’s Ownership Interest will not be permitted unless such Party has complied with this Section 3.3.  If any Party intends to Transfer its Ownership Interest (the “Offeror Party”) and such Offeror Party receives a bona fide offer (and “Offer”) from a third party (a “Third Party Transferee”), the Offeror Party must give prompt written notice (“Seller’s Notice”) to the remaining Party (the “Remaining Party”) at least sixty (60) Business Days prior to the closing of such Transfer, stating that the Offeror Party intends to make a Transfer, identifying the name and address of the Third Party Transferee, specifying the number of Ownership Interests proposed to be purchased or acquired directly or indirectly pursuant to the Offer (the “First Refusal Party’s Interests”) and specifying the purchase price per Ownership Interests which the Third Party Transferee has offered to pay for the First Refusal Party’s Interests (the “Sale Price”), which Seller’s Notice will constitute an irrevocable election and offer to sell.  The Seller’s Notice must attach a copy of the offer and all key terms of the same (including, without limitation, conditions precedent, form of consideration, any adjustments to the purchase price and non-standard terms, if any).  In the event of a Transfer in which the Sale Price is not entirely cash (or the portion of the Sale Price attributable to the Ownership Interests is not readily ascertainable), the Sale Price shall be determined in accordance with Section 3.3.4.  The Remaining Party agrees to maintain such offer in confidence and not disclose the same without the prior written consent of the Offeror Party and the Third Party Transferee.

3.3.2 Option to Purchase.

(a) The Remaining Party shall have the irrevocable and exclusive option to purchase all of the First Refusal Party’s Interests at the Sale Price (the “Right of First Refusal Purchase Option”).  To exercise the Right of First Refusal Purchase Option, within thirty (30) Business Days following delivery of the Seller’s Notice (the “Acceptance Period”), the Remaining Party must deliver a written notice (the “Purchase Notice”) to the Offeror Party stating whether it elects to exercise the Right of First Refusal Option under this Section 3.3.2, the number of First Refusal Party’s Interests (up to all) that it is willing to purchase and the date on which such purchase shall be consummated; provided, however, that such date shall not be later than sixty (60) Business Days after the delivery of the Purchase Notice; provided, further, that such date shall be extended as necessary to allow for the valuation of any portion of the Sale Price or non-cash consideration by the Evaluator(s) if requested by either Party.  If the Remaining Party does not deliver a Purchase Notice as provided above (or if the closing of the purchase does not occur within sixty (60) Business Days of the date of the Purchase Notice), the Remaining Party will be deemed to have elected not to exercise its Right of First Refusal Purchase Option in connection with such transaction which was subject to such Seller’s Notice.

(b) If the Remaining Party shall not have exercised its Right of First Refusal Purchase Option pursuant to this Section 3.3.2, the Offeror Party will be free, for a period of ninety (90) Days after expiration of the Acceptance Period, to sell all, or a portion of, the unpurchased Ownership Interests to the Third Party Transferee, at a price per Ownership Interests equal to or greater than the Sale Price and upon terms no more favorable to the Third Party Transferee than those specified in the Seller’s Notice.  Any Transfer of First Refusal Party’s Interests by the Offeror Party after the end of such ninety (90) Day period or any change in the terms of the sale as set forth in the Seller’s Notice that are more favorable to the Third Party Transferee will require a new Seller’s Notice to be delivered to the Remaining Party and will give rise anew to the rights provided in this Section 3.3.

3.3.3 Coordination.  If the Remaining Party elects to purchase any or all of the First Refusal Party’s Interests mentioned in the Seller’s Notice, and (i) the consideration specified in the Seller’s Notice is cash consideration, such Remaining Party must purchase the First Refusal Party’s Interests for cash consideration or (ii) the consideration specified in the Seller’s Notice is other than cash, such Remaining Party may, at its election, pay in cash consideration or in the form of other consideration in the Seller’s Notice.  If part or all of the consideration to be paid for the First Refusal Party’s Interests as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice will be deemed to be the sum of the cash consideration, if any, specified in such Seller’s Notice, plus the fair market value of the non-cash consideration.  The fair market value of the non-cash consideration will be determined in accordance with Section 3.3.4.

3.3.4 Non-Cash Consideration.  If the consideration to be paid for the Ownership Interest is not cash, the fair market value of the consideration shall be determined in good faith by the Board of Directors of Pan American (the “Board”).  In the event the Remaining Party exercises its option to purchase all of the First Refusal Party’s Interests at the Sale Price in accordance with Section 3.3.2, the Remaining Party shall pay the cash equivalent thereof as so determined; provided, however, that, in the event that the Offeror Party disagrees with the Board’s determination of the fair market value of such consideration, the Offeror Party shall give the Remaining Party written notice of such disagreement within ten (10) Business Days after the delivery of the Purchase Notice (the “Valuation Dispute Notice”).  The Remaining Party and the Offeror Party shall negotiate in good faith to resolve such disagreement and failing a resolution of such disagreement within ten (10) Business Days after receipt of the Valuation Dispute Notice, the Remaining Party and the Offeror Party shall mutually agree upon and select an independent nationally recognized investment bank, accounting firm or other financial institution to determine such fair market value (the “Evaluator”) not later than fifteen (15) Days following the conclusion of such previous ten (10) Business Day period. In the event that the Remaining Party and the Offeror Party shall fail to mutually agree on an Evaluator within such period, the Remaining Party and the Offeror Party shall each select an Evaluator and the two (2)  Evaluators shall mutually agree upon and designate within ten (10) days following the designation of the two (2)  Evaluators as provided above a final Evaluator who shall determine such fair market value. In the event that either the Remaining Party or the Offeror Party shall fail to so select an Evaluator within such period, the Evaluator so selected by the other shall be deemed to be the final Evaluator for purposes of this Section 3.3.4.. The final Evaluator’s determination of the fair market value of the consideration shall be set forth in a written detailed report mutually addressed to the Remaining Party and the Offeror Party and such determination shall be final, conclusive and binding upon the Remaining Party and the Offeror Party. All costs related to the appointment of and valuation by the Evaluators shall be borne by the Offeror Party.

3.4 Conditions to a Transfer.  If the other Party shall consent in writing to a proposed Transfer, or if a Transfer is effected pursuant to Section 3.2 or 3.3 hereof, it shall be a further condition to any Transfer of Ownership Interest or any part thereof by a Party to any Person that such Person shall agree in writing, by way of duly executing a deed of adherence to this Agreement, (and prior to the completion of any Transfer, the Party making the Transfer will deliver to the other Party such deed of adherence, duly executed by the transferee, in a form reasonably satisfactory to such other Party):

3.4.1 to be bound in all respects by the provisions of this Agreement, and

3.4.2 to assume all liabilities and obligations of the Party making the Transfer (and Affiliates thereof) under or with respect to any agreement between or among any of the Parties (or Affiliates thereof) in relation to the Project;

and any Transfer in respect of which such conditions have not been satisfied shall be void ab initio and of no force or effect whatsoever. Notwithstanding any Transfer and the agreement of the Person to whom the Ownership Interest has been Transferred as provided herein, the Party making such Transfer shall remain liable for all of its obligations arising hereunder prior to such Transfer.

3.5  Drag Along Rights.  Notwithstanding the Right of First Refusal granted to MRT in Section 3.3, if Pan American (the “Drag-Along Member”) elects to make a sale or Transfer of all of its Ownership Interests (the “Disposition”) and the purchaser or transferee desires to acquire MRT’s Ownership Interest, then MRT (the “Other Owner”) shall be required to sell or Transfer all of the Ownership Interests owned by the Other Owner, on and under the same terms and conditions as in the Disposition with respect to other Ownership Interests, including terms and conditions related to representations, warranties and indemnification.  The Other Owner shall be given ten (10) Business Days prior written notice of such proposed transaction, which notice shall provide the terms and conditions and anticipated closing date for the transaction.  If the Drag-Along Member so elects, then, on such closing date, the Other Owner shall deliver transfer documents for the Ownership Interests they are transferring, duly endorsed for transfer, to the purchaser or transferee in exchange for the receipt of the purchase price, free and clear of all liens, security interests, encumbrances, and adverse claims.  The Other Owner also shall be obligated to execute such additional instruments, agreements and other documents as shall be reasonably required to effect the transaction.

 3.6  Tag Along Rights.  If Pan American shall have received a bona fide written offer for a Disposition and does not exercise its Drag Along Rights under Section 3.5, Pan American shall furnish written notice to MRT (the “Tag-Along Member”) of its intention to sell.  Pan American shall first comply with the provisions of Section 3.3.  If the Right of First Refusal Purchase Option is not exercised, then the Tag-Along Member may elect to participate in the contemplated sale by delivering written notice to Pan American not more than ten (10) Business Days after receipt of the written notice of sale.  Both Pan American and the Tag-Along Member shall be entitled to sell in the contemplated sale, at the same price and on the same terms, their respective Ownership Interests.  Pan American agrees to use its best efforts to obtain the agreement of the prospective transferee(s) to the participation of the Tag-Along Member and agrees not to transfer any Ownership Interests to the prospective transferee(s) if such transferee(s) decline(s) to allow the participation of the Tag-Along Member in accordance with the terms of this Section 3.6.

ARTICLE 4.   CORPORATE GOVERNANCE

4.1 Management Committee. Except for the matters requiring approval by voting of the Parties in their capacity as the shareholders of the Project Company pursuant to applicable law or otherwise agreed upon by the Parties herein, the management of the Project Company shall be conducted by a management committee to be formed by the Parties in accordance with this Article 4 (“Management Committee”). If applicable law does not permit the full use of the Management Committee as contemplated herein, then to the greatest extent permitted by applicable law, the body required by applicable law shall be formed and operated as the Management Committee under this Article 4. For the avoidance of doubt, if multiple bodies are required by law, the Parties shall ensure that all such bodies are constituted and act as required by the Management Committee.

4.1.1 Members.  The Management Committee shall consist of two (2) members (each a “Member”) and, Pan American shall have the right to appoint (1) one Member to the Management Committee and MRT shall have the right to appoint one (1) Member to the Management Committee. At any vote of the Members, the Member appointed by the Party with the majority Ownership Interest at the time of such vote shall be designated as the “Managing Member.”  Except with respect to matters directly related to the First 15 Meters, the Managing Member shall have such percentage of the Members’ vote equal to the Ownership Interest of the Party which appointed the Managing Member at the time of such vote, and the remaining Member shall have such percentage of the Members’ vote equal to the Ownership Interest of the Party which appointed the remaining Member at the time of such vote.  The Member appointed by Pan American shall serve as the Chairman.  The Chairman shall not have any special or additional voting rights beyond those he enjoys as a Member.  Any Member unable to attend a meeting of the Management Committee may give a written and signed proxy to act on such Member’s behalf at such meeting to an individual authorized by such same Party (including that Party’s other Member) to act as a proxy by written and signed instrument. In order for any proxy or instrument provided for under this Section 4.1.1 to be valid and accepted for the purposes of this Agreement, it must clearly name the individual acting as the proxy and the range of dates for which such proxy is valid and must be duly executed by the Member or the Party, as applicable.  By written notice to the other Party and the Members, a Party may in its sole discretion remove and replace with or without cause any of its appointed Members with other individuals. Each Member will serve on the Management Committee until his successor is appointed or until his earlier death, resignation, or removal. The Managing Member shall have the right to appoint the General Director.

4.1.2 Advisers and Observers. Each Party may, at its own cost, have advisers or observers present at each meeting of the Management Committee in addition to the Members, subject to the written agreement by such Party’s advisers and observers to maintain in confidence, and not disclose, any matters discussed at such meeting, if requested by the other Party.

4.1.3 Meetings.

(a) The Management Committee shall meet as frequently as may be necessary or appropriate; provided that an annual budget meeting of the Management Committee shall be held each year no later than on November 1st and a copy of the proposed Annual Program and Budget for the forthcoming year shall be delivered by the Managing Member to the remaining Members no later than 30 (thirty) Days prior to the date of such annual budget meeting.  The first meeting of the Management Committee shall be conducted on the Effective Date at El Paso, Texas (unless other place agreed by the Parties).

(b) Any meeting of the Management Committee may be convened by the Managing Member by giving the remaining Members at least 30 (thirty) Days’ notice of such meeting which notice shall be accompanied by an agenda of issues to be discussed at the meeting (such agenda shall include any proposed resolutions the passing of which will be sought at such meeting); provided that any meeting of the Management Committee shall be deemed valid notwithstanding failure to comply with such notice requirement if all Members (or their alternates, if appropriate) participate in such Meeting and none of the Members has objected to the procedure of convocation thereof. No later than twenty (20) Days prior to a meeting for which notice has been provided consistent with this Section 4.1.3(b), any Member may provide by Notice to all other Members any other items he or she wishes to include in the Agenda (including any proposed resolutions).

(c) In order to be effective, any action or resolution of the Management Committee approved at a meeting must be reduced to writing and signed by all Members whose votes were necessary for such action or resolution to pass at the applicable meeting.

4.1.4 Written Resolutions. In lieu of a meeting, any decision may be passed by the Management Committee by execution by all Members of a written document stating the resolution of the Management Committee on a matter referred to the competence of the Management Committee.

4.1.5 Venue and Quorum.

(a) Meetings of the Management Committee (other than the first such meeting) shall be held at a venue agreed between the Parties and, failing agreement, in El Paso, Texas. In lieu of attending the meetings in person, the Management Committee may conduct, or a Member may attend, meetings by telephone or video conference or other electronic means, so long as all Members can hear all other Members and action, if any, taken at such meeting is reduced to writing and signed by all Members taking part in such meeting whose votes were necessary for such action to pass.

(b) The quorum for any meeting of the Management Committee shall be attendance in person or by proxy of the Managing Member.

4.1.6 Majority Voting. Any Management Committee decisions shall be taken by vote of simple majority of the voting power represented by appointed Members of the Management Committee (for the avoidance of doubt – not the voting power of the Members represented and present at a particular meeting).

4.1.7 Costs of Attendance.  Costs and expenses relating to the attendance of the Members appointed by each Party and such Parties’ advisers and observers at meetings of the Management Committee shall be borne by the Project Company.

ARTICLE 5.   OPERATION OF THE PROJECT COMPANY

5.1 General Principle. Management of the Project Company shall be conducted pursuant to the general principles set forth herein. Any management and corporate governance procedures and rules established by the Corporate Documents of the Project Companies shall be in conformity with this Agreement to the maximum extent possible under the applicable law, and should any provision hereof be inconsistent with, or unenforceable under, any mandatory provisions of the laws governing operation of the Project Company, the Parties shall act in good faith to cause the Project Company, its management bodies, officers, employees, contractors and agents to act in compliance and consistently with the principles, terms and conditions established hereby.  For the avoidance of doubt any matter in respect whereof a resolution is validly issued and adopted by the Management Committee in accordance with the terms and conditions set forth herein shall be deemed to have been agreed and consented to by each of the Parties for the purposes hereof as of the date when such resolution becomes effective.

5.2 General Management of the Project Company. Except for matters reserved to the shareholders by either Mexican applicable law or the Project Company’s corporate bylaws, the Management Committee shall have authority in respect of the general management of the Project Company, and subject to the approval requirements set forth in Article 4 hereof, shall include, without limitation, the following matters:

5.2.1 amendment of the charter of the Project Company;

5.2.2 increase or reduction the charter capital of the Project Company;

5.2.3 approval of annual reports and annual balance sheets of the Project Company;

5.2.4 any reorganization, dissolution and liquidation of the Project Company, appointment of the liquidation commission and approval of the liquidation balance sheet of the Project Company;

5.2.5 approval of any change in the corporate structure of the Project Company (including, without limitation, any merger, consolidations, spin-off, amalgamations, setting up of branch offices, or opening of representative offices);

5.2.6 making contributions to the assets of the Project Company;

5.2.7 appointment of an independent auditor for the Project Company and ordering of annual audits;

5.2.8 issue by the Project Company of bonds, notes, promissory notes or any other securities;

5.2.9 approval of internal regulations of the Project Company governing its management and operation procedures;

5.2.10 prior approval of the following operations and/or transactions of the Project Company:

(a) transactions of value in excess of $10,000 (ten thousand U.S. dollars) between the Project Company and any of the Parties or Affiliate of a Party (other than any agreement or transaction expressly contemplated by this Agreement);

(b) any transactions involving acquisition or disposal of shares or ownership interests in other legal entities, including, without limitation, foundation and liquidation of the Project Company’s subsidiaries and any decisions on reorganization, dissolution, liquidation, or bankruptcy of any of Project Company’s subsidiaries or legal entities in which Project Company holds an investment;

(c) any sale, lease (as lessor) or other disposition by the Project Company, in a single transaction or series of related transactions, of any asset of the Project Company (other than Mineral Products) having a market value at such time in excess of $100,000 (one hundred thousand U.S. Dollars) or equivalent amount in any other currency or for any leases having a term of greater than 6 months;

(d) any borrowing or lending by the Project Company of the amount equal to or exceeding $100,000 (one hundred thousand U.S. Dollars) or equivalent amount in any other currency;

(e) any other transaction involving expenditure or series of expenditures by the Project Company, exceeding $500,000 (five hundred thousand U.S. Dollars), other than specified in Section 5.3.2(p);

(f) creation by the Project Company of any Encumbrance on Project Company’s property other than:

(i) any non-consensual lien, charge or encumbrance, created in the ordinary course of business, which does not secure indebtedness for borrowed money and will not materially impair the use of such property; or

(ii) in connection with the financing of capital expenditures authorized by the Management Committee;

(g) obtaining, bidding for, surrender, amendment, or any other action in respect of the License or any other license for the use of subsoil and any rights and benefits thereto appertaining;

(h) entering into any contracts for the hedging or forward selling of Mineral Products;

(i) any political contributions, social payments, or entering into any regional tax related agreements, always subject to provisions of Section 5.4.

(j) subject to Section 5.3.1, appointment and dismissal of the Top Management Officers and approval of the Organizational Structure of the Project Company and any amendments thereto;

(k) approval of all Programs and Budgets and any amendments thereto; and

(l) approval of a distribution of any Net Cash Flow to the parties herein.

5.3 Day-to-Day Management.  Unless otherwise specified herein, day-to-day management of the operations of the Project Company shall be discharged by the General Director strictly in accordance with Programs and Budgets, resolutions of the Management Committee and other Corporate Documents of the Project Company.

5.3.1 Nomination Right. Pan American shall have the exclusive right to nominate and appoint the General Director and certain other Top Management Officers for which nomination and appointment is assigned pursuant to the Organization Structure; such nomination and appointment right shall also include the right to remove and replace any Person holding such position by a notice to the other Party.  MRT shall have the exclusive right to nominate and appoint the First 15 Meters Production Director and certain other First 15 Meters Production Management Officers for which nomination and appointment is assigned pursuant to the Organization Structure; such nomination and appointment right shall also include the right to remove and replace any Person holding such position by a notice to the other Party.

5.3.2 Authority of the General Director. The General Director shall have the exclusive right to act on behalf of the Project Company with a power of attorney granted pursuant to applicable laws and shall have the power and authority to make any decisions and undertake any actions related to the operations and activities of the Project Company other than referred to the competence of the Management Committee or the First 15 Meters Production Director, provided that the General Director shall always act reasonably and in the best interests of the Project Company, strictly in compliance with Programs and Budgets and other Corporate Documents of the Project Company, this Agreement and applicable law. Without limitation of the generality of the foregoing the scope of duties of the General Director with respect to the Project Company (excluding activities relating solely to First 15 Meters of Production) shall include:

(a) to establish and control the bank account of the Project Company and manage the funds of the Project Company including the distribution of Net Cash Flows to the Parties;

(b) to keep the License in effect by the doing and filing of all necessary work and by the doing of all other acts and things and making of all other payments that may be necessary in that regard and, in doing so, to conduct all work on or with respect to the License in a manner consistent with Good Mining Practice and in compliance with all applicable laws, and the standards set forth in Section 5.4.1;

(c) to keep the assets of the Project Company free and clear of all Encumbrances arising from its operations hereunder (except for Encumbrances authorized in accordance herewith);

(d) to provide to the Management Committee quarterly reports indicating the status and all technical results of work being conducted in the course of the Project and containing a summary of exploration, development and operations, along with an estimate of the expenditures completed during such quarter and indication of any deviations or potential deviations from the relevant Annual Program and Budget, provided that such reports will not be required during those periods in which there is no work being conducted;

(e) to deliver to the Management Committee annual reports disclosing any significant technical data learned or obtained in connection with work on the Project, as well as a breakdown of expenditures completed in carrying out such work, on or before the last day of February of the year following the calendar year to which such report relates;

(f) to provide to the Management Committee prompt notice of, and periodic information as and when required to keep the Parties reasonably apprised of the status of, any material occurrence that affects the License;

(g) to organize and maintain true and correct books, accounts and records, in accordance with GAAP and generally accepted international accounting standards and principles, consistently applied, as adopted by the International Accounting Standards Board from time to time, including but not limited to the accurate and fair representation of all transactions, assets, and disposition of assets, payment of commissions, consulting fees, service fees, facilitating payments, and gratuities of the Project Company;

(h) to manage, direct and conduct exploration, development and operations activities by providing or contracting for basic engineering, detailed engineering, project management and procurement and construction and commissioning consistent with the directives of the Management Committee;

(i) appoint, employ or contract with and supervise all necessary or advisable employees and personnel for exploration, development and operations by the Project Company (other than Top Management Officers), including accountants and finance personnel, and set the compensation and salaries for each;

(j) prepare and present to the Management Committee proposed Programs and Budgets for the forthcoming year;

(k) make all expenditures on behalf of the Project Company necessary to carry out adopted Programs and Budgets from funds available to the Company and enter into contracts and agreements on behalf of the Company in order to advance the same;

(l) provide the Management Committee proposals for any hedging or forward sales (and such other sales that otherwise do meet the criteria set forth below in this subsection (l) for sales executable by the General Director independently) of Mineral Products of the Company and execute such sales approved by the Management Committee in accordance with the terms thereof; and independently execute sales of Mineral Products of the Company which are: (i) not qualifying as a hedging or forward sale; and (ii) on the arms length basis; and (iii) at the best price reasonably obtainable for the Project Company in accordance with applicable law; and (iv) not otherwise falling into any category of transactions requiring approval by the Management Committee;

(m) promptly advise the Management Committee of any significant property damage or if the Project Company lacks sufficient funds to carry out its responsibilities under this Agreement;

(n) duly prepare and lodge any statutory or governmental reports relating to the assets and operations of the Company;

(o) obtain and maintain in force all insurance required by law and any additional insurance that the General Director deems prudent or that the Management Committee may require; and

(p) make any reasonable expenditures not to exceed US$50,000 (Fifty thousand US Dollars) or equivalent amount in any other currency necessary on an emergency basis in order to protect either the environment from any contamination that, if it were to occur, would violate applicable law, or the health and safety of any natural persons.

5.3.3 Authority of the First 15 Meters Production Director. The First 15 Meters Production Director shall have the exclusive right to act on behalf of the Project Company solely with respect to the First 15 Meters of Production with a power of attorney granted under applicable laws and shall have the power and authority to make any decisions and undertake any actions related to the operations and activities of the First 15 Meters of Production other than referred to the competence of the Management Committee or the General Director, provided that the First 15 Meters Production Director shall always act reasonably and in the best interests of the Project Company, strictly in compliance with Programs and Budgets, resolutions of the Management Committee and other Corporate Documents of the Project Company, this Agreement and applicable law.  In addition, the First 15 Meters Production Director shall not unreasonably interfere or other indirectly cause interference with the Development Feasibility Study or any operations of the Project Company outside of the First 15 Meters.  Without limitation of the generality of the foregoing the scope of duties of the First 15 Meters Production Director with respect to the First 15 Meters of Production shall include each of the following duties, in each case, at the direction of the General Director:

(a) to conduct all work on or with respect to the License in a manner consistent with Good Mining Practice and in compliance with all applicable laws, and the standards set forth in Section 5.4.1, and to refrain from any activity which could reasonably lead to revocation of the License;

(b) to keep the assets of the Project Company free and clear of all Encumbrances arising from its operations hereunder (except for Encumbrances authorized in accordance herewith);

(c) to provide to the Management Committee quarterly reports indicating the status and all technical results of work being conducted in the course of the Project and containing a summary of exploration, development and operations, along with an estimate of the expenditures completed during such quarter and indication of any deviations or potential deviations from the relevant Annual Program and Budget, provided that such reports will not be required during those periods in which there is no work being conducted;

(d) to deliver to the Management Committee annual reports disclosing any significant technical data learned or obtained in connection with work on the Project, as well as a breakdown of expenditures completed in carrying out such work, on or before the thirty-first (31st) Day of January of the year following the calendar year to which such report relates;

(e) to provide to the Management Committee prompt notice of, and periodic information as and when required to keep the Parties reasonably apprised of the status of, any material occurrence that affects the License;

(f) to organize maintenance of true and correct books, accounts and records, in accordance with GAAP and generally accepted international accounting standards and principles, consistently applied, as adopted by the International Accounting Standards Board from time to time, including but not limited to the accurate and fair representation of all transactions, assets, and disposition of assets, payment of commissions, consulting fees, service fees, facilitating payments, and gratuities of the Project Company;

(g) to manage, direct and conduct exploration, development and operations activities by providing or contracting for basic engineering, detailed engineering, project management and procurement and construction and commissioning consistent with the directives of the Management Committee;

(h) appoint, employ or contract with and supervise all necessary or advisable employees and personnel for exploration, development and operations for MRT, including accountants and finance personnel, and set the compensation and salaries for each;

(i) prepare and present to the Management Committee proposed Programs and Budgets for the forthcoming year;

(j) make all expenditures on behalf of the Project Company necessary to carry out adopted Programs and Budgets from funds available to the Company and enter into contracts and agreements on behalf of the Company in order to advance the same;

(k) provide the Management Committee proposals for any hedging or forward sales (and such other sales that otherwise do meet the criteria set forth below in this subsection (l) for sales executable by the First 15 Meters Production Director independently) of Mineral Products of the Company and execute such sales approved by the Management Committee in accordance with the terms thereof; and independently execute sales of Mineral Products of the Company which are: (i) not qualifying as a hedging or forward sale; and (ii) on the arms length basis; and (iii) at the best price reasonably obtainable for the Project Company in accordance with applicable law; and (iv) not otherwise falling into any category of transactions requiring approval by the Management Committee;

(l) promptly advise the Management Committee of any significant property damage or if the Project Company lacks sufficient funds to carry out its responsibilities under this Agreement;

(m) duly prepare and lodge any statutory or governmental reports relating to the assets and operations of the Company;

(n) obtain and maintain in force all insurance required by law and any additional insurance that the First 15 Meters Production Director deems prudent or that the Management Committee may require; and

(o) make any reasonable expenditures not to exceed US$50,000 (Fifty thousand US Dollars) or equivalent amount in any other currency necessary on an emergency basis in order to protect either the environment from any contamination that, if it were to occur, would violate applicable law, or the health and safety of any natural persons.

5.3.4 MRT’s Obligations Following First 15 Meters of Production.  Following the First 15 Meters of Production Period, unless otherwise directed by Pan American, MRT shall immediately discontinue all development and mining activity by December 31, 2012. MRT shall remove all Project equipment from the Property and complete reclamation of all operations undertaken by MRT with respect to the First 15 Meters, in accordance with applicable laws, regulations and Good Mining Practices, within the ninety (90) Days after December 31, 2012 or, with respect to reclamation activities, for a longer period if reasonably required and approved by the Management Committee. In addition. MRT shall cause its Representatives, including the First 15 Meters Production Director and First 15 Meters Production Management Officers, to vacate the Property by December 31, 2012, except for personnel involved in the removal or reclamation activities set forth above, or as otherwise directed by Pan American.

5.4 Standards of Operation. The Project Company and each of the Parties hereto shall conduct all activities in a proper and workmanlike manner, in accordance with Good Mining Practice, and in accordance with requirements of the License, applicable laws and other rules, standards and obligations binding upon the Project Company.  The Parties agree that the following principles shall govern their respective activities and the activities of the Management Committee and officers and employees of the Project Company (collectively the “Related Persons”) where such activities are undertaken by or for the benefit on behalf of or in relation to the Project Company:

5.4.1 compliance with anti-corruption statutes and similar applicable laws, including refraining from, and preventing, the giving anything of value either directly or indirectly such as through agents, contractors, or third parties to any officer or employee of any government, public international organization, or government-owned corporation, or to any official of a political party or candidate for political office, in order to obtain or retain business, or to secure an improper business advantage, for either Party, or any of the Related Persons, except as specifically permitted by the written laws of the United States and Mexico;

5.4.2 obtain from every agent or contractor engaged by a Related Person in connection with the Project a written representation and warranty that such agent or contractor has and will continue to comply with the standard set forth in Section 5.4.1;

5.4.3 the provision of equal employment opportunities for all employees based solely on the qualifications of each individual and to avoid any form of employment discrimination, harassment or retaliation based on race, color, religion, age, sex, national origin, veteran status or disability;

5.4.4 the establishment and maintenance of a work environment consistent with the highest international mining industry health and safety standards;

5.4.5 the prevention of situations in which the interest of a Party or any other Related Person is in conflict with the interests of the Project Company,  refraining from offering bribes, kickbacks and other illegal payments, refusal gifts, loans or entertainment from one doing or seeking to do business with the Project Company, refraining from trading in securities of any other Party or any Affiliate of another Party while in possession of material inside information respecting operations which has not been disseminated to the general public;

5.4.6 conduct of business legally and ethically and maintenance of accurate and meaningful financial records that at a minimum accurately and fairly represent all of the Related Persons’ transactions, assets, and disposition of assets, payment of commissions, consulting fees, service fees, facilitating payments, and gratuities related in any way to the Project;

5.4.7 compliance with environmental, health and safety laws in the conduct of the business and to exemplify the best contemporary industry practices with respect to environmental matters; and

5.4.8 refraining from political contributions prohibited by applicable law.

ARTICLE 6.  DEVELOPMENT FEASIBILITY STUDYAND PRODUCTION DECISION

6.1 Decision. The Management Committee may at any time, upon receipt of a proposal from the General Director authorize preparation of the Development Feasibility Study and make provisions in respect thereof in the relevant Annual Program and Budget. Promptly after completion of the Development Feasibility Study the General Director shall, based on and consistently with, such Development Feasibility Study, prepare Development Program and Budget and the First Development Annual Program and Budget. The so prepared Development Feasibility Study, Development Program and Budget and the First Development Annual Program and Budget together shall constitute the “Development Documentation”.

6.2 Production Decision. Within five (5) Days following the completion of the Development Documentation, copies thereof shall be delivered by the Project Company to each of Pan American and MRT.  Within ninety (90) Days after the Development Documentation is so delivered to the Parties, each of the Parties may deliver to the other Party and the Project Company a written notice stating that it elects not to participate (“Withdrawal Notice”) in the financing of the Project operations pursuant to the Development Documentation.  Unless otherwise agreed by the Parties, the Withdrawal Notice, once issued, shall not be capable of being withdrawn.

6.3 Consequences of Withdrawal Notice Delivery.

6.3.1 In the event that either of (but not both of) the Parties has delivered a Withdrawal Notice (“Quitting Party”) to the other Party (“Non-Quitting Party”), such Quitting Party shall have its Ownership Interest reduced by one percentage point (1%) for every $300,000 which the Quitting Party failed to pay to the Project Company as a contribution for production and development of the Project pursuant to the Development Documentation (the “Quitting Dilution”).  For avoidance of doubt, if a Quitting Party failed to make a contribution of $450,000, upon such payment by the Non-Quitting Party in accordance with the terms herein, the Quitting Party shall have its Ownership Interest decreased by one and a half percentage points (1.5%)  (e.g., from 20% down to 18.5%) (the “Quitting Diluted Interest”), and the Non-Quitting Party shall have its Ownership Interest correspondingly increased by one and a half percentage points (1.5%) (e.g., from 80% to 81.5%); provided, however, that the Quitting Party’s Ownership Interest shall not be reduced below the lesser of (a) 10% or (b) the Quitting Party’s Ownership Percentage as reduced (if at all) pursuant to the terms of Articles 8 and 9 at the time of the Withdrawal Notice (the “Minimum Ownership Percentage”).  Should the Quitting Party’s Ownership Interest reach said Minimum Ownership Percentage, then the Non-Quitting Party shall continue to use commercially reasonable efforts to obtain funding for the Project.  The Parties acknowledge that the Quitting Party will continue to have an obligation to finance the production and development of the Project based on the Minimum Ownership Percentage, however, the only recourse for such obligation shall be from the actual proceeds derived from the sale or production of the Project.  As a result, the Quitting Party shall not be entitled to any proceeds from the production or sale of the Project based on its Minimum Ownership Percentage until the Non-Quitting Party has been reimbursed for all funds, plus interest at 6% for the date incurred, the Quitting Party should have paid to fund the Project as a result of its Minimum Ownership Percentage.

6.3.2 In the event that both of the Parties have delivered Withdrawal Notices, then the Parties shall duly cooperate in good faith to achieve the sale of their entire issued capital of the Project Company to a Third Person or liquidation or dissolution of the Project Company as soon as reasonably practicable following the delivery of such Withdrawal Notices.

6.4 Approval.  If none of the Parties shall have delivered a Withdrawal Notice within the ninety (90) Day period referred to in Section 6.2 the Development Documentation shall be deemed approved by both Parties (subject to any changes and modifications that may be mutually agreed by the Parties). In such case a resolution of the Management Committee shall be issued and executed (whether through convocation of a meeting of the Management Committee or as otherwise is provided herein) approving the so agreed Development Documentation no later than thirty (30) Days following the expiration of the ninety (90) Day period referred to in Section 6.2.

ARTICLE 7.   FINANCING

7.1 Additional Contributions. In addition to any payments, expenditures and contributions made by the Parties in connection with the establishment of the Project Company and initial acquisition of their respective Ownership Interests (“Initial Contributions”), the Parties shall provide to the Project Company such additional contributions as required to take the necessary steps to complete the Development Feasibility Study and the other steps required to prepare the Development Documentation and reach a production decision in accordance with Article 6 (“Additional Contributions”). Unless otherwise agreed by the Parties, all Additional Contributions shall be provided to the Project Company in such other manner as shall be determined by the Management Committee, in each case on equal terms and in proportion to the Parties’ respective Ownership Interest.  Any payments required to be made by MRT pursuant to this Section 7.1 shall be made by, in order, (i) set-off against the Net Cash Flow otherwise allocable to MRT; and (ii)  recourse against MRT.

7.2 Default on Funding Obligation.  A Party that fails to make its Additional Contribution within thirty (30) days following a determination by the Management Committee that an Additional Contribution is necessary shall be in default (“Funding Default”), of which the General Director shall promptly notify both Parties in writing, and the amount of the defaulted Additional Contribution shall become immediately due and payable to Project Company as a debt and shall bear interest at an annual rate equal to 5% above the then prevailing 3-month LIBOR from the date that such contribution became due for payment until such date as it is eventually paid, whether by the Defaulting Party or by the Non-defaulting Party, as the case may be, or until the Funding Default is otherwise remedied.  Without prejudice to its other rights and remedies, the Non-Defaulting Party shall have those rights, remedies and elections specified in Section 8.2.

7.3 Return of Capital; Interest.  No Party shall be entitled to the return of such Party’s contributions or advances except to the extent of any distributions or payments properly authorized by the Management Committee.  Each Party hereby waives any right it may have to accelerate such distributions.  Unless otherwise agreed by the Parties, no Party shall receive any interest on its contributions; provided that this shall not be construed to limit the accrual of interest on any loan by a Party to the Project Company that has been approved by the Management Committee.

7.4 Limitation.  Except as otherwise specifically provided in this Agreement or as agreed to by the Parties, neither Party shall have any obligation to make contributions, advances or loans to the Project Company, or to advance money for its account.  Neither Party shall have any personal liability for the repayment of any contributions or advances of the other Party.  Nothing in this Agreement is intended or will be deemed to benefit any creditor of the Project Company and no creditor of the Project Company shall be entitled to require either Party to solicit or demand contributions or advances from the other Party.

7.5 Loans.  Should loans be used for providing financing under Section 7.1, the loan agreements by which such loans shall be given shall be consistent with the requirements of this Agreement and shall not provide either Party any rights in relation to each other or the Project Company that such Party does not already have pursuant to this Agreement.

ARTICLE 8.   FUNDING DEFAULT

8.1 Notice of Default; Opportunity to Cure.  In the event of a Funding Default by a Party (“Defaulting Party”) the other Party (“Non-Defaulting Party”) may serve upon the Defaulting Party a written notice specifying the nature of the default (“Default Notice”). If the Defaulting Party does not, within thirty (30) days after it has received the Default Notice (“Grace Period”) fully cure the Funding Default (which, for the avoidance of doubt shall include, without limitation, payment of the entire amount of the Additional Contribution in respect whereof the Funding Default occurred and any interest accruing thereon), the Non-Defaulting Party shall have the rights and remedies prescribed by Section 8.2.

8.2 Remedies for Failure to Cure Funding Default.  In the event a Funding Default is not cured within the Grace Period, the Non-Defaulting Party may, at its sole and exclusive option and without prejudice to any other rights and remedies available to it, elect by written Notice to the Defaulting Party (“Default Remedy Notice”):

8.2.1 to make such payment as required to cure the Funding Default of the Defaulting Party (“Default Cure Payment”) and the Ownership Interest of the Defaulting Party will automatically be reduced by one percentage point (1%) for every $100,000 which the Defaulting Party failed to pay to the Project Company as an Additional Contribution (the “Dilution”).  For avoidance of doubt, if a Defaulting Party failed to make an Additional Contribution of $140,000 when due, plus incurred accrued interest of $10,000 on the Funding Default, upon such payment by the Non-Defaulting Party in accordance with the terms herein, the Defaulting Party shall have its Ownership Interest decreased by one and a half percentage points (1.5%)  (e.g., from 20% down to 18.5%) (the “Diluted Interest”), and the Non-Defaulting Party shall have its Ownership Interest correspondingly increased by one and a half percentage points (1.5%) (e.g., from 80% to 81.5%).

8.2.2 Within ten (10) Business Days after the date of the Default Remedy Notice but in any event no earlier than within three (3) Business Days after the Default Cure Payment is paid by the Non-Defaulting Party, the Defaulting Party’s Diluted Interest shall automatically be deemed transferred to the Non-Defaulting Party, without any further action required by the Defaulting Party or the Non-Defaulting Party.  If required by applicable law, the Defaulting Party agrees that it will execute and deliver all necessary agreements, documents and certificates to effectuate the automatic transfer of the Ownership Interest of the Defaulting Party to the Non-Defaulting Party.

ARTICLE 9.   COVENANTS OF THE PARTIES

9.1 Exercise of Rights and Powers. Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to apply commercially reasonable efforts to exercise all voting rights and other powers of corporate or contractual control over the affairs of any Affiliate or Representative of such Party which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

9.2 Support and Assistance. If and as requested by the First 15 Meters Director or the General Director, as the case may be, each Party will use its commercially reasonable endeavors to assist the Project Company, in each case consistently with the principles, terms and conditions set forth herein, subject to applicable law and subject to being compensated in full by the Project Company for any costs and expenses incurred:

9.2.1 to acquire all governmental permits, licenses, approvals, consents and other authorizations as may be necessary or appropriate for the Project Company’s operation in the course of implementation of the Project or any aspect thereof;

9.2.2 in complying with all maintenance and renewal procedures and requirements related to the License; and

7.2.3 in the import of any equipment and services reasonably necessary for the conduct of business of the Project Company and the export of Mineral Products developed by the Project Company, in each case at the sole cost and expense of the Project Company.

For the avoidance of doubt, nothing in this Section or otherwise in this Agreement shall be construed as requiring any Party to achieve the objective in question or as a guarantee or any other assurance of any Party that such objective will in fact be achieved as a result of or in connection with such Party's assistance to the Project Company

9.3 Information and Communications. MRT shall, in each case subject to applicable confidentiality restrictions or rules or requirements of any governmental or regulatory authority, subject to applicable law and subject to being compensated in full by the Pan American for any costs and expenses incurred:

9.3.1 provide or make available to Pan American all data pertaining to the License Area or otherwise relating to the Project in any material respect, whether already existing or that will become available to MRT subsequently;

9.3.2 promptly deliver to Pan American any notices, demands or other material communications from any Third Persons relating to the License, License Area, the Project Company or the Project, that MRT receives;

9.3.3 obtain the written approval of Pan American prior to the sending of any written notice, demand or other written communications relating to the License, License Area, the Project Company or the Project to any Third Person, including without limitation, any governmental or regulatory authority.

9.4 Mining Operations. The Parties shall comply, and shall procure that each of its Affiliates and Representatives that is involved in the Project or any aspect thereof, complies with, all laws, rules, regulations and Good Mining Practices that are applicable to it in connection with its activities directly and specifically relating to the Project, including but not limited to compliance with all applicable anti-corruption statutes.  Each Party shall defend, indemnify and hold the other Party, its directors, officers, employees, agents and attorneys, and Affiliates harmless from and against the entire amount of any and all costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a failure by such Party to comply with this Section 9.4.    In the event Pan American incurs any damages as a result of a breach by MRT of its obligations under this Section 9.4, in lieu of making payments to Pan American in the amount of such damages, MRT may elect to have its Ownership Interest diluted by one percentage point (1%) for every $100,000 of damages or provide for a set-off against the Net Cash Flow allocable to MRT.  For avoidance of doubt, if Pan American incurs $150,000 of damages pursuant to a breach by MRT of this Section 9.4, MRT shall pay Pan American $150,000, either as a set-off against the Net Cash Flow allocable to MRT or from any other of its sources, or MRT may elect to have its Ownership Interests diluted by one and a half percentage points (1.5%) (e.g., from 20% to 18.5%).

9.5 Limitation on Acquisitions.  MRT hereby covenants and agrees that it will not, nor will it permit any of its Affiliates, directly or indirectly, to bid or apply for, accept, acquire, lease, purchase or claim, any ownership or other rights in respect of any land, water or subsoil including any rights to prospect, explore for and develop any deposits of any minerals or conduct any other similar works or operations, or any other rights in respect of any other natural resources recognized under applicable Mexican law with respect to any areas or objects, located wholly or in part within the Area of Interest, without a prior written consent of Pan American.

ARTICLE 10.   WARRANTIES

10.1 Warranties. Each Party warrants to the other Parties hereto that, as of the date of this Agreement and as of the Effective Date:

10.1.1 it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

10.1.2 it has full power and authority to carry on its business and to enter into this Agreement;

10.1.3 neither the execution and delivery of this Agreement nor performance of any such Party’s obligations hereunder, result or may reasonably result in the breach of, or accelerate the performance required by, any agreement to which it is a Party;

10.1.4 the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a Party or pertaining thereto or of its organizational documents;

10.1.5 all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

10.1.6 this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms.

ARTICLE 11.  INDEMNIFICATION

11.1 Indemnification by the Parties.  Each Party shall defend, indemnify and hold the other Parties, their respective directors, officers, employees, agents and attorneys, and Affiliates (collectively “Indemnified Party”) harmless from and against the entire amount of any Loss. A “Loss” shall mean all costs, expenses, damages or liabilities, including reasonable attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Party (“Indemnifying Party”) of any representation, warranty or covenant contained in this Agreement, including without limitation:

11.1.1 any action taken for or obligation or responsibility assumed on behalf of the other Parties, their respective officers, employees, agents and attorneys, or Affiliates by a Party, any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 16.10.

11.1.2 failure of a Party or its Affiliates to comply with the limitations on acquisitions set forth in Section 9.5.

11.1.3 failure of a Party or its Affiliates to comply with the right of first refusal or drag along provisions of Section 3.

11.1.4 with respect to MRT’s indemnification obligations, any breach by MRT of Section 9.4.

11.2 Procedure.  If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under Section 11.1, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnified Party’s failure to provide such notice promptly, however, shall not relieve the Indemnifying Party of any of its obligations under this Section 11.2 unless the Indemnifying Party is materially prejudiced by such failure. At the request of any Indemnified Party, the Indemnifying Party shall defend the Indemnified Party against any Loss for which the Indemnifying Party is required to indemnify and hold harmless the Indemnified Parties pursuant to the indemnity provisions set forth in this Section 11.2.  Subject to the Indemnified Party’s approval, which shall not be unreasonably withheld, delayed or conditioned, the Indemnifying Party shall retain legal counsel for the purpose of defending any Indemnified Party in such suit or action. The Indemnified Party shall have the right to retain legal counsel, at its expense, to participate in the defense of any such suit or action. No such suit or action shall be settled, discontinued, nor shall judgment be permitted to be entered without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise, or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which has arisen out of the indemnified claim or demand.

ARTICLE 12.   ACCOUNTING, AUDIT AND INFORMATION

12.1 Accounting. Each of MRT, Pan American and Project Company shall:

10.1.1 maintain, and/or cause to be maintained, financial books and records relating to the Project which accurately and fairly represent its transactions, assets and disposition of assets and comply with requirements of applicable laws and regulations;

10.1.2 prepare financial statements in accordance with the U.S. GAAP and otherwise with any applicable laws and regulations;

10.1.3 have their accounts annually audited by an independent audit firm (or firms) authorized to certify U.S. GAAP financial statements and other financial statements prepared in compliance with applicable laws and regulations; and

10.1.4 subject to mandatory requirements of the applicable law have a fiscal year ending December 31.

12.2 Parties’ Audit and Information Rights.

10.2.1 Each Party may at its own expense (i) examine the books, records and accounts kept by each other Party with respect to the Project and (ii) examine the books, records and accounts kept by the Project Company.  Each Party shall be entitled to receive all information, including quarterly management accounts and operating statistics and other trading and financial information, in such form as such Party may reasonably require to keep it properly informed about the business and affairs of the Project and Project Company and generally to protect its (and its Affiliates’) Ownership Interests and Net Cash Flow Interests.

12.3 Upon reasonable prior written notice, Pan American may, at its expense, audit MRT’s operations solely as related to the Project Company during normal business hours for survey and measure production, the extent of and depth of the operations and compliance with Laws and other applicable regulations or standards (including permits and mining practices), and otherwise inspect facilities and records, in each case as related to the First 15 Meters of Production.  Any corrective action mutually agreed upon by the Parties in response to Pan American’s audit or inspection shall be implemented by MRT, at MRT’s expense.

ARTICLE 13.   CONFIDENTIAL INFORMATION

13.1 Confidential Information.  Except as specifically otherwise provided for in this Agreement and subject to Sections 13.2 and 13.3, the Parties will keep confidential all data and information respecting this Agreement, the Parties hereto, the Project Company, the License and the Project (“Confidential Information”) and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing it unless:

13.1.1 required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other Parties, such consent not to be unreasonably delayed, conditioned or withheld; provided however, that the Managing Member shall have full discretion to issue press releases without the consent of the remaining Party; or

13.1.2 the disclosure is made to the Arbitration Panel pursuant to Article 14 in which case the Arbitration Panel shall be notified of confidentiality restrictions applicable to such disclosure and requested to have such restrictions.

13.2 Information in Public Domain.  The provisions of this Article 13 do not apply to information that is or becomes part of the public domain other than through a breach of the terms hereof.

13.3 News Release.  Except as otherwise required by applicable law (in which case notice must be provided to Pan American), MRT shall not issue any press release or making or filing any other statement (collectively, a “Release”) to a Third Person (including a government or exchange authority) regarding the Confidential Information or the activities of the Project Company, or any Party with respect thereto, without the prior written consent of Pan American on the text of the proposed Release, which consent shall not be unreasonably delayed, conditioned or withheld.

ARTICLE 14.   DISPUTE RESOLUTION

14.1 Notice.  Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination, or invalidity hereof (all such items a “Dispute”), shall be settled by arbitration in accordance with the rules (the “Rules”) of the American Arbitration Association (the “AAA”), which Rules are deemed to be incorporated by reference into this Article.  Any Party may refer any such Dispute to arbitration by Notice to the other Party.  The arbitration shall be the sole and exclusive forum for resolution of the Dispute and the award shall be final and binding to the extent permitted by California law.

14.2 Arbitrators.  There shall be three (3) arbitrators, each of whom shall be disinterested in the Dispute and shall have no connection with any Party to this Agreement or any of their Affiliates.  The Party to this Agreement initiating arbitration (“Claimant”) and the Party to this Agreement named as defendant (“Defendant”) shall each name an arbitrator no later than fifteen (15) Business Days after receipt of the relevant Notice provided under Section 14.1.  If any Party entitled to name an arbitrator should abstain from doing so or fail to do so within the time allotted, the AAA shall appoint such arbitrator.  The two arbitrators so chosen shall select a third arbitrator, who together with the other two arbitrators shall be the “Arbitration Panel”.

14.3 Appointment or Administering Authority.  Should the services of an administering authority be necessary, the administering authority shall be the AAA.

14.4 Time and Place; Language.  Taking into consideration the time requirements set forth in this Section 14.4, the Arbitration Panel will fix a time and place in San Diego, California for the purpose of hearing the evidence and representations of the Parties, and the Arbitration Panel will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Article 14.  After hearing any evidence and representations that the Parties may submit, the Arbitration Panel will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties.  The decision of the Arbitration Panel will be made within forty-five (45) days after the third Arbitrator is appointed pursuant to Section 14.2, subject to any reasonable delay due to unforeseen circumstances.  The costs and expenses of the Arbitration Panel and the AAA will be paid as specified in the award.  The arbitration will be conducted in English.

14.5 Jurisdiction of Courts.  Any arbitral award by the Arbitration Panel may be enforced by recourse to the California courts, or the Project Company or any of their respective assets.  Nothing contained in this Section 14.5 is intended to affect the rights of a Party to enforce a judgment or arbitral award by recourse to appropriate courts.  The Parties agree that all transactions contemplated by this Agreement constitute commercial activities and hereby expressly waive any right to claim sovereign or similar immunity under any applicable laws.

ARTICLE 15.   NOTICE

15.1 Method.  Each notice, objection, consent, approval, demand or other communication (the “Notice”) required or permitted to be given under this Agreement will be in writing and may be personally delivered, delivered by internationally recognized overnight courier service or sent by confirmed facsimile to the address or fax number as set forth in Section 15.2.  A Notice, if personally delivered or sent by internationally recognized overnight courier service, will be deemed to have been delivered and received on the date of actual delivery and, if given by facsimile, will be deemed to have been delivered and received on the date sent, if sent during normal business hours of the recipient on a Business Day and otherwise on the next Business Day.

15.2 Addresses for Notices.  Notices to Pan American and Sunburst will be given to the following address and fax number:

Pan American Goldfields Ltd.

595 Howe Street, Unit 906

Vancouver, BC V6C 2T5

Facsimile: [_____________________]

Attention: Miguel F. Di Nanno, President

Copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Facsimile: 858-638-5128

Attention: Jeffrey C. Thacker, Esq.

Notices to Marje Minerals will be given to the following address and fax number:

Marje Minerals

[_____________________]

[_____________________]

Facsimile: [_____________________]

Attention:

[_________________]

Copy to:

Robert Knight

_____________________________

_____________________________

Facsimile: [___________________]

Notices to MRT will be given to the following address and fax number:

Minera Rio Tinto, S.A.

E. Ramirez Calderon, #1404

Colonia San Felipe, Chihuahua

Chihuahua, Mexico, CP 31203

Facsimile: +52 (614) 414-7251

Attention:  Mario Ayub

Copy to:

Arzola & Armendariz, Mexican Legal Consultants

5812 Cromo Dr.

El Paso, TX 79912

Facsimile: 915-533-7600

Attention: Luis Armendariz

15.3 Amending Addresses.  Either Party may at any time and from time to time notify the other Party in accordance with this Article 15 of a change of address or fax number, to which all Notices will be given to it thereafter until further notice in accordance with this Article 15.

15.4 Legal Notice.  The Parties agree that any Notice provided consistent with this Article 15 shall satisfy any notice requirements under applicable law as between the Parties.

ARTICLE 16.   GENERAL

16.1 Other Activities and Interests.  Subject to Section 9.5, each Party will have the free and unrestricted right to enter into, conduct and benefit from business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate.

16.2 Entire Agreement.  This Agreement (including Schedules hereto), along with the Restructuring Agreements, constitute the entire agreement between the Parties and amends and restates the Development Agreement and supersedes and replaces any preliminary or other agreement or arrangement, whether oral or written, express or implied, statutory or otherwise existing between the Parties in respect of the subject matter of this Agreement including the Original Agreements.  In the event of any inconsistency between the terms of any agreements between or among the Parties or and this Agreement, the terms of this Agreement shall control.  This Agreement may not be amended or modified except by an instrument signed by each of the Parties.

16.3 No Waiver.  No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will be deemed or construed to be a consent to, or a waiver of, any other breach or default. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise or remedy or exercise of another right or remedy.

16.4 Further Assurances.  Each of the Parties will promptly execute or cause to be executed, at the cost and expense of the requesting Party, all documents, deeds, conveyances and other instruments of further assurance that may be reasonably requested by the other Party to carry out fully the intent of this Agreement or to record wherever appropriate, from time to time, the respective interests of the Parties.

16.5 Assignment.  This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  No Party may assign its rights or transfer its obligations under this Agreement without the prior written consent of the other Party other than as permitted or required under this Agreement.

16.6 Costs. Except where this Agreement provides otherwise, each Party shall bear its own costs relating to the negotiation, preparation, execution, and performance by it of this Agreement and any other document referred to herein.

16.7 Governing Law.  This Agreement will be construed and interpreted according to and governed by California law.

16.8 Special Remedies.  Each of the Parties agrees that its failure to comply with the certain covenants and restrictions set out in this Agreement, would constitute an injury and cause damage to the other Party impossible to measure monetarily.  In the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing such provisions of this Agreement, as the case may be, and any Party hereby waives any defense it may have in law to such injunctive or equitable relief.   Nothing in this Agreement shall be construed as limiting any liability for fraud.  For avoidance of doubt, nothing in Section shall preclude the applicability of Article 14.

16.9 Time of the Essence.  Unless provided herein otherwise, time is of the essence in the performance of each obligation under this Agreement.

16.10 No Partnership or Agency. Nothing in this Agreement shall be deemed to create or constitute a partnership between the Parties nor establish nor appoint one Party to be an agent for the other Party.

16.11 Counterparts.  This Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument.  This Agreement may be signed and accepted by facsimile.

16.12 Effectiveness and Termination.

16.12.1 This Agreement shall become effective on the date hereof.

16.12.2 This Agreement may be terminated as follows: (a) automatically, upon any Party purchasing all of the Ownership Interests (provided that Articles 13 and 14 shall survive such termination); and (b) at any time, upon written agreement of the Parties.

16.12.3 Upon termination in accordance with its terms, this Agreement shall terminate and cease to be of any effect, provided that such termination shall not release any Party from the discharge of any liability in respect of any breach of this Agreement prior to its termination.  The provisions of Articles 13, 14 and 15 shall survive the termination of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the date first above given.

PAN AMERICAN GOLDFIELDS LTD.
By: "Neil Maedel"
Name: Neil Maedel
Title: Chairman

SUNBURST MINING DE MEXICO S.A. DE C.V.
By: "Manuel Flores"
Name: Manuel Flores
Title: Secretary

MINERA RIO TINTO S.A. DE C.V.
By: "Mario Ayub"
Name: Mario Ayub
Title: Director September 26, 2011

MARJE MINERALS S.A.
By: "Mario Ayub"
Name: Mario Ayub
Title: President September 26, 2011

Schedule A

First 15 Meters

Schedule B

Initial Organizational Structure of the Project Company